UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/11/2006

TRIMERIS INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23155

DE	561808663
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3500 Paramount Parkway, Morrisville, NC 27560
(Address of principal executive offices, including zip code)

(919) 419-6050
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On October 11, 2006, Trimeris, Inc. (the "Company") issued a press release announcing that it had revised its guidance for FUZEON net sales in the U.S. and Canada for the full year 2006 from the previous range of between $140 million to $150 million to the new range of between $126 million to $134 million (representing 12 to 19 percent growth over 2005). The Company maintains its guidance of achieving profitability for the full year 2006, including option expense. The press release in its entirety is attached as Exhibit 99.1.

Also on October 11, 2006, the Company and its collaborative partner, Hoffmann-La Roche ("Roche") issued a press release providing an update on the development of needle-free administration system for FUZEON. In recent discussions with the FDA, the FDA indicated that a small number of certain adverse events related to administration with the B2000 device warrant review of additional information. Based on this response, the submission of an amended sNDA by Roche and Trimeris will be delayed from the second half of 2006 until at least the first half of 2007 when more data will become available. In advance of receiving the additional data, FDA has requested changes to the current FUZEON labeling to add precautions related to certain adverse events. The press release in its entirety is attached as Exhibit 99.2.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 Trimeris FUZEON sales guidance press release dated October 11, 2006

Exhibit 99.2 Roche and Trimeris sNDA submission update press release dated October11, 2006

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMERIS INC

Date: October 13, 2006	By:	/s/ Robert R. Bonczek
Robert R. Bonczek
CFO and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Trimeris FUZEON sales guidance press release dated October 11, 2006
EX-99.2	Roche and Trimeris sNDA submission update press release dated October 11, 2006